OFFER BY
MADISON COVERED CALL & EQUITY STRATEGY FUND
TO PURCHASE FOR CASH UP TO
6,982,308 OF ITS OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST
AT 99.5% OF NET ASSET VALUE PER SHARE
____________________________________________________________________________________
THE FUND’S OFFER AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 4:00 P.M., CENTRAL TIME,
ON NOVEMBER 7, 2018, UNLESS THE OFFER IS EXTENDED
THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED,
BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE TRUST’S OFFER TO PURCHASE
AND IN THE LETTER OF TRANSMITTAL.
October 10, 2018
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We are enclosing herewith the material listed below relating to the offer of Madison Covered Call & Equity Strategy Fund, Delaware statutory trust registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Fund”), to purchase up to 6,982,308 of its outstanding common shares of beneficial interest, (the “Shares”) upon the terms and subject to the conditions set forth in its Offer to Purchase dated October 10, 2018 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 99.5% of the net asset value per Share as determined by the Fund as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on November 7, 2018, or if the Offer period is extended, as of the close of ordinary trading on the NYSE on the newly designated expiration date
We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to brokers, dealers or other persons for soliciting tenders for Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Section 5, “Acceptance for Payment and Payment” of the Offer to Purchase. However, backup withholding, income tax withholding at the source or withholding under Sections 1471-1474 of the Internal Revenue Code of 1986, as amended, and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 2, “Procedures for Tendering Common Shares,” of the Offer to Purchase.
For your information and for forwarding to your clients, we are enclosing the following documents:

1.	The Offer to Purchase dated October 10, 2018;

2.	The Letter of Transmittal for your use and to be provided to your clients;

3.	Form of letter to clients, which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

4.	Return envelope addressed to Computershare Trust Company, N.A., the Depositary.
As described in the Offer, if more than 6,982,308 of the Fund’s outstanding Shares are duly tendered prior to the Expiration Date, the Fund will repurchase 6,982,308 of the Fund’s outstanding Shares on a pro rata basis upon the terms and subject to the conditions of the Offer.
NEITHER THE FUND, NOR ITS BOARD OF TRUSTEES, NOR MADISON ASSET MANAGEMENT, LLC, THE INVESTMENT ADVISER FOR THE FUND, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES.
Additional copies of the enclosed materials may be obtained from Georgeson LLC, the Information Agent at the appropriate address and telephone number set forth in the Fund’s Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Information Agent at its address and telephone numbers set forth in the Offer to Purchase.
Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of Madison Covered Call & Equity Strategy Fund or the Depositary/Information Agent or authorize you or any other person to make any statements or use any material on their behalf with respect to the Offer, other than the material enclosed herewith and the statements specifically set forth in such material.